UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 30, 2013

Landmark Apartment Trust of America, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-52612	20-3975609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4901 Dickens Road, Suite 101 Richmond, Virginia	23230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 237-1335

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 8.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

Acquisition of Reserve at River Walk Apartments

On April 30, 2013, Landmark Apartment Trust of America, Inc. (the “Company”), through Landmark Apartment Trust of America Holdings, LP, the Company’s operating partnership (the “Operating Partnership”), and pursuant to an Interest Contribution Agreement by and among the Company, the Operating Partnership, Elco Landmark Residential Management, LLC, ADMG Riverview Partners LP and Elco Landmark Residential Holdings, LLC, acquired 100% of the membership interests in Riverview Partners SC, LLC, which owns as its sole asset a multifamily residential apartment project, known as Reserve at River Walk (the “River Walk Property”). The purchase price for the acquisition is approximately $15,254,800 (subject to prorations and adjustments), and includes 547,283 common units in the Operating Partnership valued at $8.15 per unit representing aggregate consideration of approximately $4,460,357 and new first mortgage indebtedness on the River Walk Property in the approximate amount of $10,789,678 as of the date of the Interest Contribution Agreement. The River Walk Property is an apartment community located in Columbia, South Carolina, comprised of approximately 201,724 rentable square feet and containing 220 units. As of April 30, 2013, the River Walk Property was 96.82% occupied.

Acquisition of Victoria Park Apartments

On April 30, 2013, the Company, through its Operating Partnership and pursuant to an Interest Contribution Agreement by and among the Company, the Operating Partnership, Elco Landmark Residential Management, LLC and ADMG 191 Partners LP acquired 100% of the membership interests in Hampton Ridge Partners, LLC, which owns as its sole asset a multifamily residential apartment project, known as Victoria Park (the “Victoria Park Property”). The purchase price for the acquisition is approximately $20,500,000 (subject to prorations and adjustments), including cash held by a qualified intermediary from a 1031 exchange and new first mortgage indebtedness on the Victoria Park Property in the approximate amount of $14,441,927 as of the date of the Interest Contribution Agreement. The Victoria Park Property is an apartment community located in Charlotte, North Carolina, comprised of approximately 343,444 rentable square feet and containing 380 units. As of April 30, 2013, the River Walk Property was 93.42% occupied.

The new indebtedness obtained by the Operating Partnership in connection with the acquisition of the River Walk Property and the Victoria Park Property consists of a total of approximately $25,231,605 drawn on the Company’s credit facility with Bank of America, N.A., as administrative agent, and Citibank, N.A., as syndication agent (the “Credit Facility”). The terms of the Credit Facility are further described in, and remain substantially unchanged from, the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 13, 2013. Each of Riverview Partners SC, LLC and Hampton Ridge Partners, LLC joined the Credit Facility as subsidiary guarantors and pledged the properties listed above as collateral security for the Credit Facility. As of April 30, 2013, the amount outstanding under the Credit Facility was $114,262,605 million.

In evaluating the acquisitions described above and determining the appropriate amount of consideration to be paid, the Company considered a variety of factors, including property condition reports, tenant rent rolls, property location, visibility of access, age of the property, physical condition and curb appeal, review of an independent third-party appraisal, neighboring property uses, local market conditions, including vacancy rates, area demographics, including average household income, neighborhood growth patterns and economic conditions, and the presence of demand generators.

As a result of the ownership interest currently held by Mr. Lubeck, the Company’s executive chairman of the board and a member of the board of directors, directly or indirectly, in each of the sellers of the River Walk Property and the Victoria Park Property, and by Michael Salkind, a member of the board of directors, directly or indirectly, in the River Walk Property, the acquisitions were determined to be related party transactions. Messrs. Lubeck and Salkind disclosed to the board of directors of the Company the material facts as to their respective interests in the acquisitions. Mr. Lubeck did not participate in the deliberations and voting of the board of directors relating to the two acquisitions and Mr. Salkind did not participate in the deliberations and voting of the board of directors relating to the acquisition of the River Walk Property.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 6, 2013	Landmark Apartment Trust of America, Inc.

	By:	/s/ B. Mechelle Lafon
	Name:	B. Mechelle Lafon
	Title:	Assistant Chief Financial Officer, Treasurer and Secretary

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